Exhibit 10.5

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Agreement”), dated as of February ____, 2021, is made by and among Six4 Holdings, LLC, a Delaware limited liability company (the “Sponsor”), the other holders of SPAC Class B Common Stock (as defined below) set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), NavSight Holdings, Inc., a Delaware corporation (“SPAC”) and Spire Global, Inc (the “Company”). Sponsor, Company and the Other Class B Holders, and SPAC shall be referred to herein collectively as the “Parties” and individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below). Sponsor, the Class B Holders, and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, SPAC, NavSight Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of SPAC (“Merger Sub”), the Company and certain other parties propose to enter into that certain Business Combination Agreement, dated as of the date hereof (as amended, restated, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of SPAC;

WHEREAS, the Class B Holders own shares of Class B common stock of SPAC (the “SPAC Class B Common Stock”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement, pursuant to which the Class B Holders are waiving any adjustment to the conversion ratio set forth in the Certificate of Incorporation or any other anti-dilution or similar protection with respect to the shares of SPAC Class B Common Stock related to the transactions contemplated by the Business Combination Agreement, with the result that shares of SPAC Class B Common Stock will convert into shares of Class A common stock of SPAC (“SPAC Class A Common Stock”) on a 1-for-1 basis, subject to, and conditioned upon, the occurrence of the Closing and effective as of immediately prior to the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Waiver of Anti-Dilution Protection. Subject to, and conditioned upon, the occurrence of the Closing, each of the Class B Holders, by this Agreement, hereby irrevocably waives (for such Class B Holder and for such Class B Holder’s successors, heirs and assigns), to the fullest extent of the law and the Certificate of Incorporation, and agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which the shares of SPAC Class B Common Stock held by such Class B Holder as of the date hereof or as of immediately prior to the consummation of the Business Combination Agreement convert into shares of SPAC Class A Common Stock in connection with the transactions contemplated by the Business Combination Agreement; provided that, for the avoidance of doubt, the shares of SPAC Class B Common Stock held by each such Class B Holder as of immediately prior to the consummation of the Business Combination Agreement shall convert to shares of SPAC Class A Common Stock on a 1-for-1 basis upon the consummation of the transactions contemplated by the Business Combination Agreement (subject to adjustment for any share split, reverse share split or similar equity restructuring transaction involving SPAC).

2. Termination. This Agreement shall terminate and shall be of no further force and effect if, and at such time, if any, as, the Business Combination Agreement is terminated in accordance with its terms prior to the Closing.

3. Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

4. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to SPAC or the Class B Holders:

NavSight Holdings, Inc.

12020 Sunrise Valley Drive, Suite 100

Reston, Virginia 20191

Attn: Jack Pearlstein

Email: jack@navsight.com

with a copy (which shall not constitute notice) to:

Venable LLP

1290 Avenue of the Americas, 20th Floor

New York, NY 10104

Attn: Wallace Christner

Email: wechristner@venable.com

If to the Company:

Spire Global, Inc,

251 Rhode Island St.

Suite 204

San Francisco, CA 94103

Attn: Legal Department

Email: legal@spire.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention: Andrew Hill

E-mail: ahill@wsgr.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Ethan Lutske

E-mail: elutske@wsgr.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

6. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 6 shall be null and void, ab initio.

7. Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, regardless of whether the Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

8. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

9. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

12. Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such federal court. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

13. Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 2, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13 shall not be required to provide any bond or other security in connection with any such injunction.

14. Non-Recourse. Subject in all respects to the last sentence of this Section 14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder,

Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the SPAC, or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section shall limit, amend or waive any rights or obligations of any party to the Business Combination Agreement or any other Transaction Agreement.

Signature page follows.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SPAC:

NAVSIGHT, INC.

By:
Name:	Jack Pearlstein
Its:	Chief Financial Officer

SPONSOR:

SIX4 HOLDINGS, LLC

By:
Name:	Jack Pearlstein
Its:	Manager

Signature Page to Waiver Agreement

COMPANY:

SPIRE GLOBAL, INC.

By:
Name:
Its:

Signature Page to Waiver Agreement

CLASS B HOLDERS:

Gilman Louie

Ambassador Henry Crumpton

Jack Pearlstein

Robert Coleman

William Crowell

Signature Page to Waiver Agreement

SCHEDULE I

Other Class B Holders

1.	Gilman Louie

2.	Ambassador Henry Crumpton

3.	Jack Pearlstein

4.	Robert Coleman

5.	William Crowell